Exhibit 5.1

Andrew I. Telsey, P.C. Attorney at Law
12835 E. Arapahoe Road, Tower One, Penthouse #803, Englewood, Colorado 80112 Telephone: 303/768-9221 • Facsimile: 303/768-9224 • E-Mail: andrew@telseylaw.com

September 11, 2015

Board of Directors

MEDICINE MAN TECHNOLOGIES, INC.

4880 Havana Street,

Suite 102 South

Denver, Colorado 80239

RE:	MEDICINE MAN TECHNOLOGIES, INC.
Form S-1/A4 Registration Statement and Related Prospectus

Dear Sirs:

We have acted as counsel to MEDICINE MAN TECHNOLOGIES, INC. (the "Registrant"), a Colorado corporation, in connection with the preparation of the above-referenced S-1/A4 amended Registration Statement and related Prospectus ("Registration Statement"), relating to the registration of 1,619,000 shares of Common Stock, $.001 par value per share to be offered by the Registrant’s Selling Shareholders (as defined in the Prospectus).  We have examined the Articles of Incorporation, as amended, and By-laws of the Registrant, and such other documents as we have deemed relevant and material.  Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant as to factual matters, it is the opinion of this office that:

1. The Registrant has been duly organized and is validly existing and in good standing in the State of Nevada, the jurisdiction of its incorporation.

2. The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.  The aforesaid securities are validly authorized and issued, fully paid and non-assessable in accordance with the general requirements of Colorado corporation law including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Yours truly,

ANDREW I. TELSEY, P.C.

/s/ ANDREW I. TELSEY